Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Resignation of Norman Morales

Corona, California, January 24, 2008 -- Vineyard National Bancorp (NASDAQ: VNBC) (the “company”), Vineyard Bank, N.A. (“Vineyard”) and the company’s other subsidiaries announced today the resignation of Norman Morales as the company’s president and chief executive officer and as a director. The company also announced the appointment of James LeSieur, III as interim chief executive officer, pending the selection of a permanent replacement for Mr. Morales.

Mr. LeSieur stated, “We want to recognize and thank Norm for the significant contributions and accomplishments during his tenure as our president and chief executive officer and director. We will benefit from Norm’s valuable insight and expertise to the Board as he has agreed to assist us over the next twelve months in achieving our strategic objectives.”

Mr. Morales stated, “Creating the Vineyard franchise has been a rewarding experience over the past seven years. Evolving into a regional community bank with all of the talents and relationships which the company possesses has provided a strong foundation for the future.”

Mr. LeSieur, who has more than 30 years of banking industry experience, has been a member of the company’s Board of Directors since 2004 and before that served for 12 years as president and chief executive officer for Sunwest Bank headquartered in Orange County.

The company is a $2.5 billion financial holding company headquartered in Corona, and the parent company of Vineyard, 1031 Exchange Advantage, Inc., and 1031 Funding & Reverse Corp. (collectively “the exchange companies”).  Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif.  The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.  For additional information on the exchange companies please visit www.1031exchangeadvantage.com.

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.